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                                                                       EXHIBIT j


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information and to the incorporation by reference and use of our report dated July 19, 2001, on the financial statements and financial highlights of the North American Funds Variable Product Series I (comprised of North American - AG Asset Allocation Fund, North American - T. Rowe Price Blue Chip Growth Fund, North American - AG Capital Conservation Fund, North American - Core Equity Fund, North American - AG Government Securities Fund, North American
- AG Growth & Income Fund, North American - T. Rowe Price Health Sciences Fund, North American - American Century Income & Growth Fund, North American - AG International Equities Fund, North American - AG International Government Bond Fund, North American - American Century International Growth Fund, North American - Founders Large Cap Growth Fund, North American - AG MidCap Index Fund, North American - AG 1 Money Market Fund, North American - AG Nasdaq 100 Index Fund, North American - Putnam Opportunities Fund, North American - T. Rowe Price Science & Technology Fund, North American Founders/T. Rowe Price Small Cap Fund, North American - AG Small Cap Index Fund, North American - AG Social Awareness Fund, and North American - AG Stock Index Fund) in Post-Effective Amendment Number 32 to the Registration Statement (Form N-1A No. 2-83631).



                                          ERNST & YOUNG LLP

Houston, Texas
September 21, 2001